Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

This section describes the general terms and provisions of the shares of the common stock, par value of $0.0001 per share (the “Common Stock”) of Upland Software, Inc., a Delaware corporation (the “Company,” “we,” “our”), and the preferred stock purchase rights (a “Right”) to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred”). This description is only a summary. Our restated certificate of incorporation (the “Charter”) and our bylaws (the “Bylaws”) have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. The description and terms of the Rights are set forth in a Tax Benefit Preservation Plan, dated as of May 2, 2023, as the same may be amended from time to time (the “Plan”), between the Company and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent. You should read our Charter, our Bylaws, the Plan and applicable provisions of the Delaware General Corporation Law for additional information.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of December 31, 2023, there were 29,908,407 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated Charter. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the Board of Directors (the “Board of Directors”) of the Company s may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock Purchase Rights

The Rights
On May 2, 2023, the Board of Directors authorized and declared a dividend of one Right for each outstanding share of Common Stock. The Rights will be issued in respect of all shares of Common Stock outstanding on the Record Date. The Rights will initially trade with, and will be inseparable from, the Common Stock, and the record holders of shares of Common Stock will be the record holders of the Rights. The Rights will be evidenced only by certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) that represent shares of Common Stock. The Rights will also be issued in respect of any shares of Common Stock that shall become outstanding after the Record Date (including upon conversion of any shares of Series A Preferred Stock, par value $0.001 per share, of the Company) and, subject to certain exceptions specified in the Plan, prior to the earlier of the Distribution Date (as defined below) and the Expiration Date (as defined below).

Exercise; Distribution Date; Transfer of Rights; Right Certificates
The Rights are not exercisable until the Distribution Date. After the Distribution Date, each Right will be exercisable to purchase from the Company one one-thousandth of a share of Series B Preferred, at a purchase price of $18.00 per one one-thousandth of a share of Series B Preferred (the “Purchase Price”), subject to adjustment as provided in the Plan.

Exhibit 4.1
The “Distribution Date” is the earlier of (i) the close of business on the tenth day after the public announcement that a person or group has become an Acquiring Person (as defined below) or that discloses information which reveals the existence of an Acquiring Person or such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person (the date described in this clause (i), the “Stock Acquisition Date”) and (ii) the close of business on the tenth business day (or such later date as the Board of Directors shall determine prior to such time as any person or group becomes an Acquiring Person) after the date that a tender or exchange offer by any person is commenced, the consummation of which would result in such person becoming an Acquiring Person. A person or group becomes an “Acquiring Person” upon acquiring beneficial ownership of 4.9% or more of the outstanding shares of Common Stock, except in certain situations specified in the Plan, including if any person beneficially owns 4.9% or more of the Common Stock immediately prior to the first public announcement of the adoption of the Plan (until such time as such person shall, after the first public announcement of the Plan, become the beneficial owner of one or more additional shares of Common Stock or, in the case of Ulysses Aggregator, LP, become the beneficial owner of, in the aggregate, a number of additional shares of Common Stock equal to 1% or more of the shares of Common Stock then outstanding).

Until the Distribution Date, the Rights will be transferred with and only with the Common Stock, and any transfer of shares of Common Stock will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will separate from the Common Stock and, as soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

Expiration Date
The Rights will expire on the earliest of (a) the close of business on May 1, 2024, (b) the time at which the Rights are redeemed or exchanged pursuant to the Plan, or (c) the time at which the Board of Directors determines that the Tax Benefits are utilized in all material respects or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes (such earliest date, the “Expiration Date”).

Process to Seek Exemption
The Plan includes a procedure whereby the Board of Directors will consider requests, prior to the Stock Acquisition Date, from any person who desires to effect any acquisition of Common Stock that would, if consummated, result in such person beneficially owning 4.9% or more of the then outstanding shares of Common Stock. The Board of Directors will only grant an exemption in response to an exemption request if the Board of Directors determines that the acquisition of shares of Common Stock by the requesting person (A) will not adversely impact in any material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits or (B) is in the best interests of the Company despite the fact that it may adversely impact in a material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits.

Consequences of a Person or Group Becoming an Acquiring Person
Flip-In Trigger. If any person or group becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, affiliates and associates of an Acquiring Person and certain transferees thereof, which Rights will thereupon become null and void) will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the Purchase Price.

Flip-Over Trigger. If, after any person or group has become an Acquiring Person, the Company is acquired in a merger, consolidation or combination or 50% or more of its consolidated assets, cash flow or earning power are transferred, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, affiliates and associates of an Acquiring Person and certain transferees thereof, which Rights

Exhibit 4.1
will have become null and void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person (or its parent) with whom the Company has engaged in the foregoing transaction having a market value of two times the Purchase Price.

Exchange Feature. At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by an Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person, affiliates and associates of an Acquiring Person and certain transferees thereof, which Rights will have become null and void), in whole or in part, for shares of Common Stock or fractions of Series B Preferred (such a share of Common Stock or a fraction of Series B Preferred, as applicable, an “Exchange Security”), at an exchange ratio of one Exchange Security per Right.

Redemption of the Rights
At any time before the Distribution Date, the Board of Directors may redeem the Rights in whole, but not in part, for $0.0001 per Right (the “Redemption Price”). The Redemption Price is payable, at the option of the Company, in cash, Common Stock or such other form of consideration as the Board of Directors shall determine. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Redemption Price will be subject to adjustment.

Amendment
For so long as the Rights are then redeemable, the Company may amend the Plan in any manner. After the Rights are no longer redeemable, the Company may amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than an Acquiring Person, affiliates and associates of an Acquiring Person and certain transferees thereof).

Stockholder Rights
Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company by virtue of holding such Right, including, without limitation, the right to vote and to receive dividends.

Anti-Dilution Provisions
The Board of Directors may adjust the Purchase Price, the number of shares of Series B Preferred issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Series B Preferred or Common Stock or certain other specified transactions. No adjustments to the Purchase Price of less than 1% are required to be made.

Description of the Series B Preferred
Each one one-thousandth of a share of Series B Preferred, if issued:
•Will not be redeemable.
•Will entitle holders to quarterly dividend payments of $.001 per one one-thousandth of a share of Series B Preferred, or an amount equal to the dividend paid on one share of Common Stock, whichever is greater.
•Will entitle holders upon liquidation either to receive $.001 per one one-thousandth of a share of Series B Preferred, or an amount equal to the payment made on one share of Common Stock, whichever is greater.
•Will have the same voting power as one share of Common Stock.
•If shares of Common Stock are exchanged as a result of a merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of Common Stock.

The value of one one-thousandth of a share of Series B Preferred should approximate the value of one share of Common Stock.

Exhibit 4.1

Certain Provisions of Delaware Law and of the Charter and Bylaws

The provisions of Delaware law, our Charter and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after the date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or Bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws. Our Charter and Bylaws provide that:
•our Bylaws may be amended or repealed only by a two-thirds vote of our board of directors or a two-thirds stockholder vote;
•no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our Bylaws, and stockholders may not act by written consent;

Exhibit 4.1
•stockholders may not call special meetings of the stockholders or fill vacancies on the board;
•the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to amend or repeal the provisions of our Charter regarding the inability of stockholders to take action by written consent;
•our board of directors is authorized to issue preferred stock without stockholder approval; and
•we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent
The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc.